Exhibit 10.1
TECHNOLOGY LICENSE AND ESCROW AGREEMENT
This Technology License and Escrow Agreement (“License”) effective June 15, 2010 is made by and between ThermoGenesis Corp., a Delaware corporation (“ThermoGenesis”), and Cbr Systems, Inc., a California corporation (“CBR”).
BACKGROUND
A. ThermoGenesis and CBR entered into a Product Development and Supply Assurances Agreement dated August 14, 2006 (the “Product Agreement”), under which ThermoGenesis agreed to develop and manufacture a new AXP disposable and to assure the supply and availability of the AXP System and Processing Sets (the “Products”), as defined in the Product Agreement. The Products are sold to CBR pursuant to a Sale and Purchase Agreement dated August 18, 2006 (“Supply Agreement”) by and between CBR and GE Healthcare Bio-Sciences AB (“GEHC”). GEHC holds the exclusive right to sell and distribute the AXP System in the United States.
B. ThermoGenesis and CBR intend by this License to license and make available to CBR (through an escrow arrangement) certain technical information for the limited purpose of allowing CBR, only upon a Default (as defined below), to have the Products manufactured.
NOW, THEREFORE, the parties agree as follows:
1. Escrow Deposit.
     (a) Initial Deposit. ThermoGenesis agrees during the term of the Product Agreement to deposit a complete description of all information and know-how that is required or useful for the manufacture of the Products, including but not limited to technical information, vendor lists, costing documents, engineering drawings, manufacturing and assembly SOPS, and related information, including that contained in the currently approved and released ThermoGenesis Device Master Record (“DMR”, as defined in 21 CFR 820.181), with a technology escrow service mutually acceptable to ThermoGenesis and CBR (“Escrow Company”). ThermoGenesis and CBR have initially selected Iron Mountain Intellectual Property Management, Inc. to serve as the Escrow Company pursuant to the terms of the Three Party Master Beneficiary Escrow Service Agreement by and among ThermoGenesis, CBR and Iron Mountain (“Escrow Agreement”), in the form attached as Exhibit A. ThermoGenesis will determine the exact materials that need to be deposited into escrow (“Deposit Materials”). The Deposit Materials shall be ready for deposit to escrow within fourteen (14) days from the date of this Agreement.
     (b) Supplemental Deposits. ThermoGenesis agrees to supplement the Deposit Materials at least once in each six (6) month period from the effective date to incorporate any additions to or modifications of the technical information and know-how necessary to manufacture the Products. At the time of deposit of such a supplement, ThermoGenesis shall provide to CBR an updated officer’s certificate as provided in paragraph 1(a) above. The supplement and all previous deposits shall be available for verification by CBR as provided in paragraph 1(a) above.
2. Assistance. In the event of a Default (as defined below) by ThermoGenesis, ThermoGenesis agrees to timely provide to CBR the technical assistance and assistance with its vendors, suppliers, contractors and subcontractors that is required or useful to enable CBR to manufacture the Products.
3. Escrow Agreement. ThermoGenesis and CBR agree to enter into the Escrow Agreement with Escrow Company to serve as the escrow holder of the Deposit Materials, to provide certain verification services and to release the Deposit Materials to CBR in the event that ThermoGenesis fails to meet anyone of the following covenants (a “Default”).
     (a) Cash flow positive for the month ended December 31, 2010, calculated as the average of cash flows from the preceding three months, and all subsequent month-end three-month rolling averages, as confirmed by ThermoGenesis management within 20 days following any month end, unless ThermoGenesis is in compliance with provisions (b) and (c) below, in which case there shall not be a Default; provided, however, that at any month-end where the three-month rolling average of negative cash flow is otherwise allowed under this section, such cash flow amount multiplied by negative nine must not exceed the cash balance and short-term investments net of debt or borrowed funds; or
     (b) Cash balance and short-term investments net of debt or borrowed funds of not less than Six Million Dollars ($6,000,000) at any month end, as confirmed by ThermoGenesis management within 20 days following any month end; or
     (c) Quick ratio of not less than 2:1 at any month end, as confirmed by ThermoGenesis Management within 20 days following any month end.
4. Appointment of Neutral to Determine Default. In the event that CBR believes that ThermoGenesis is in Default, CBR shall provide written notice to ThermoGenesis of such default. If the Default cannot be cured or if the cure is unsatisfactory to CBR, CBR may immediately thereafter request release of the escrow materials. Either party may thereafter request binding arbitration with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) on the single issue of whether CBR is entitled to a release of the Deposit Materials to CBR. The decision of JAMS shall be rendered within thirty (30) days after the request for arbitration. The provisions of Section 6.8 of the Product Agreement shall apply and are incorporated herein by this reference, except to the extent that they conflict with the provisions of this paragraph 4. If the arbitrator decides that CBR is entitled to a release of the Deposit Materials to CBR, the Deposit Materials shall be released to CBR immediately.
5. Grant of Non-Exclusive License. ThermoGenesis hereby grants to CBR a royalty-free, non-exclusive perpetual license to all intellectual property rights, technical information, and know-how required to have the Products manufactured for the sole and limited purpose of manufacturing and supplying the products for use by CBR. This license includes all and any additions to or modifications of the technical information and know-how necessary to manufacture the Products through the date of any release from Escrow. This license shall be non-transferable (other than in a change of control of CBR or ThermoGenesis), provided that CBR may grant a sublicense to a party to manufacture the Products, which sublicense shall be non-transferable, non-sublicensable, and shall be subject to a confidentiality and non-disclosure agreement in the form attached as Exhibit B.
6. Covenant Not to Exercise License Rights; Limitations. CBR shall not have the right to exercise its license rights under paragraph 5 of this License, to use the intellectual property rights, technical information, and know-how required to have the Products manufactured for the sole and limited purpose of manufacturing and supplying the products for use by CBR, unless the Deposit Materials are released to CBR as provided in paragraph 4 above.
7. Covenant Not to Interfere with Contractual Relations. ThermoGenesis covenants that it has no arrangements, and shall create no arrangements, that would interfere with, hinder or impede the ability of its vendors, suppliers, contractors or subcontractors to work with and/or provide products to CBR in the event of the occurrence of a Default.
8. Bankruptcy. In the event ThermoGenesis seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, CBR hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this License.

9. Notices.

If to ThermoGenesis:	ThermoGenesis Corp. 2711 Citrus Road Rancho Cordova, CA 95742 Attn: Chief Executive Officer

With a copy to:	David C. Adams, Esq. Weintraub Genshlea Chediak 400 Capitol Mall, Suite 1100 Sacramento, CA 95814

If to CBR:	Cbr Systems, Inc. Attn: General Counsel 1200 Bayhill Drive, Suite #301 San Bruno, CA 94066

And:	Cbr Systems, Inc. Attn: Chief Executive Officer 6550 S. Bay Colony Drive Tucson, AZ 85706

With a copy to:	Thomas Chaffin, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304
10. No Amendment. This License does not amend, replace or supersede the Product Agreement, except that the last sentence of Section 4.3 of the Product Agreement shall be amended to read, “In the event that GEHC and ThermoGenesis terminate, cancel or otherwise fail to renew their distribution agreement, ThermoGenesis shall assume the CBR/GEHC Sale and Purchase Agreement (attached hereto as an exhibit) and its obligations in its entirety.
11. Miscellaneous. The Miscellaneous provisions in paragraphs 6.1-6.4 and 6.7-6.8 of the Product Agreement shall apply to this License and are incorporated herein by this reference, except to the extent that paragraph 6.8 (Binding Arbitration before JAMS) is modified by paragraph 3 of this License.
12. No Waiver. A waiver by either party of a breach of any of the terms of this Agreement by the other party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement. Furthermore, a party’s delay in enforcing its rights under this Agreement shall not be deemed a waiver of such rights.
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     The parties have caused this instrument to be executed by their duly authorized representatives, effective as of the day and year first above written.

THERMOGENESIS CORP.
Dated: 06/15/2010	By:	/s/ Mel Engle
		Name:	Mel Engle
		Title:	President

CBR SYSTEMS, INC.
Dated: 06/08/2010	By:	/s/ Joy Burke
		Name:	Joy Burke
		Title:	General Counsel